UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MOBILEIRON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders,

The tidal wave of mobility that changed our personal lives is now changing our work lives. Companies of every size and every vertical market are using mobile technology. Enterprise data is now mobile — and that data needs to be secured. This presents an enormous challenge for companies and an enormous opportunity for MobileIron and our shareholders.

In our first year as a public company, MobileIron earned $132.3 million in revenue, a 25% increase year-over-year, and $145.7 million in billings, a 45% increase over 2013. On the customer front, we won customers around the world, and helped many more of our existing customers expand their mobile footprint. We delivered industry-leading innovations and were granted 12 patents. I’m proud of our business results and our ability to deliver value to our global customers.

Our year was not without its challenges. We saw a change in customer buying patterns as an increasing number of customers chose to buy subscription and monthly recurring charge (“MRC”) licenses over perpetual licenses. This mix-shift makes it harder for us to forecast and harder for analysts to model. In the short-term, this means less predictability but, in the long term, we believe the increase in subscription and MRC licenses is great for our business because subscription and MRC customers tend to renew their contracts.

Our customers tell me that mobility is one of the hardest things enterprise IT has had to address in 15 years. I agree.

•                  Mobile is fast and complex.  We support constantly evolving operating systems.

•                  Mobile is becoming mission critical. Mobile integrates with dozens of enterprise systems and we have a growing ecosystem of more than 100 third-party AppConnect and Technology Alliance partners.

•                  Mobile requires innovation. Delivering mobile enterprise security at scale is challenging. We built our own proprietary testing framework to be able to test across multiple operating systems and other enterprise technologies.

•                  Mobile requires choice. Our customers want be able to choose the apps, clouds, operating systems, and devices they want now and in the future. Unlike some other companies, we are neutral and have no conflict of interest.

We have always believed that mobile is the future of enterprise computing, and in 2014 this became evident. Android, iOS, OS X, Windows 8.1, and soon Windows 10, have a completely different architecture from legacy Windows. As these next generation laptops are deployed, every end-point will start to look like mobile, and traditional enterprise technologies, like virtual desktop infrastructure (VDI) may no longer be needed. The new security model revolves around identity and access control, not lockdown. Enterprise services are provided based on trusting the user, the device, the app, the network, and the storage repository. The new mobile security model is the MobileIron model.

We had a year of achievements. We became a publicly traded company. We were positioned by Gartner in the Leaders quadrant of the “Magic Quadrant for Enterprise Mobility Management Suites” for the fourth consecutive year and were also positioned the furthest on the completeness of vision axis. Deloitte recognized us as the fastest growing technology company in the world for the five years ended 2013. Finally, MobileIron was named one of the Best Places to Work by Glassdoor. Our MobileIron team is our single biggest asset, and they come to work every day committed to making our customers successful.

Bob Tinker

Chief Executive Officer

30 April 2015

415 East Middlefield Road
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 25, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MobileIron, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Thursday June 25, 2015 at 10:00 a.m. local time at the University Club, 3277 Miranda Avenue, Palo Alto, California 94304 for the following purposes:

1.              To elect the Company’s Board of Director (the “Board”) nominees, Gaurav Garg and Matthew Howard, to the Board to hold office until the 2018 Annual Meeting of Stockholders.

2.              To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

3.              To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 27, 2015.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday June 25, 2015 at 10:00 a.m. at the University Club, 3277 Miranda Avenue, Palo Alto, California 94304.

The proxy statement and annual report to stockholders

are available at http://materials.proxyvote.com/60739U.

The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

/s/ Laurel Finch

Laurel Finch,
Vice President, General Counsel and Secretary

Mountain View, California

April 30, 2015

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please vote as promptly as possible in order to ensure your representation at the meeting. You may vote your shares by telephone or over the Internet as instructed in these materials. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

415 East Middlefield Road
Mountain View, CA 94043

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 25, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of MobileIron, Inc. (sometimes referred to as the “Company” or “MobileIron”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We will begin distributing the Notice on or about May 13, 2015 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with the Notice, on or about May 13, 2015.

What proxy materials are available on the internet?

The 2015 proxy statement and 2014 Annual Report on Form 10-K are available at http://materials.proxyvote.com/60739U.

How do I attend the annual meeting?

The meeting will be held on Thursday June 25, 2015 at 10:00 a.m. local time at the University Club, 3277 Miranda Avenue, Palo Alto, California 94304. Directions to the annual meeting may be found at http://materials.proxyvote.com/60739U.  Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 27, 2015 will be entitled to vote at the annual meeting.  On this record date, there were 78,095,407 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 27, 2015 your shares were registered directly in your name with MobileIron, Inc.’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 27, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•                                          Election of two directors nominated by the Board to serve until the 2018 Annual Meeting of Stockholders; and

•                                          Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.  For the other matters to be voted on, you may vote “For”, “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•                  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•                  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your telephone vote must be received by 11:59 p.m., Eastern Time on June 24, 2015 (the day before your meeting) to be counted.

•                  To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the control number from the Notice.  Your internet vote must be received by 11:59 p.m. Easter Time on June 24, 2015 (the day before your meeting) to be counted. Please follow the instructions on the proxy card.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from MobileIron.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

Shareholder of Record: Shares Registered in Your Name

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 27, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, and “For” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

You may submit another properly completed proxy card with a later date.

You may grant a subsequent proxy by telephone or through the internet.

You may send a timely written notice that you are revoking your proxy to MobileIron’s Secretary at 415 East Middlefield Road, Mountain View, CA 94043.

You may attend the annual meeting and vote in person.  Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal or director nomination must comply with the requirements in the Company’s Bylaws and be submitted in writing not later than March 27, 2016 and not earlier than February 26, 2016, to MobileIron’s Secretary at 415 East Middlefield Road, Mountain View, CA 94043, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that if our 2016 Annual Meeting of Stockholders is held before May 26, 2016 or after July 25, 2016, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals,  votes  “For”, “Against,” abstentions and, if applicable, broker non-votes.  A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.  In this regard, the election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules.  A broker or other nominee cannot vote without instructions on non-routine matters, and therefore MobileIron expects broker non-votes on Proposal No. 1.  Thus, if you do not instruct your broker how to vote with respect to Proposal No. 1, your broker may not vote with respect to that proposal.  Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting, however, broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposal No. 1.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,”  the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter.  If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person, by remote communication, if applicable, or represented by proxy.  On the record date, there were 78,095,407 shares outstanding and entitled to vote. Thus, the holders of 39,047,704 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the meeting’s chairperson or holders of a majority of shares represented at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

MobileIron, Inc.’s Board of Directors (the “Board”) is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, provided, however, that that whenever the holders of any class of stock are entitled to elect a director, vacancies of such class shall be filled by a majority of the directors elected by such class then in office.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members.  There are two directors in the class whose term of office expires in 2015.  Each of the nominees listed below is currently a director of the Company. Each of the nominees listed below was recommended for election by the Nominating and Corporate Governance Committee of the Board. Mr. Howard and Mr. Garg were both appointed to the Board on March 13, 2008, in each case by the then current members of the Board to fill a newly created board seat. If elected at the annual meeting, each of these nominees would serve until the 2018 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.  It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Proxies cannot be voted for more than two persons. The two nominees nominated by the Board of Directors to serve as Class I directors must receive the most “For” votes (among votes properly cast in person or by proxy) of nominees for the vacancies in such director class in order to be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “For” the election of the nominees named below. Only votes “For” or “Withheld” will affect the outcome.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director. In addition, following the biographies of the nominees are the biographies of Class II and Class III directors containing information regarding each director continuing to serve on the Board.

CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

MATTHEW HOWARD

Mr. Matthew Howard, 51, has served as one of our directors since March 2008. Mr. Howard joined Norwest Venture Partners, a venture capital firm, in August 2000 and became managing partner in 2013. Mr. Howard currently serves on the board of directors of several privately-held companies, including Blue Jeans Network, Inc., Bitglass, Inc. and Bluenose Analytics, Inc. Mr. Howard holds a B.B.A. in Business Administration with an emphasis in information systems from Chaminade University of Honolulu and an M.S. in telecommunications management from Golden Gate University.  The independent directors of the Nominating and Corporate Governance Committee believe that Mr. Howard’s long tenure as a director of the Company positions him to contribute to the Board his extensive knowledge of the Company and to provide Board continuity.  In addition, the independent directors of the Committee believe that his experience as a director on the boards of a number of other companies has provided him with operational and industry expertise, as well as leadership skills that are important to the Board.  In particular, his experience with technology and mobile companies is especially valuable in view of the Company’s growth plans. The Committee also believes that, as a result of his extensive experience with technology and mobile companies, Mr. Howard skills are especially valuable in his roles on the Company’s Compensation and Nominating and Corporate Governance Committees.  Mr. Howard is on the Technical Advisory Board for In-Q-Tel’s Lab41 initiative.  In-Q-Tel is a stockholder and a customer of the Company. Additionally, Mr. Howard is the co-chief executive officer of NVP Associates, LLC, the managing member of the general partner of Norwest Venture Partners X, LP, a stockholder of the Company.

GAURAV GARG

Mr. Gaurav Garg, 49, has served as one of our directors since March 2008. Mr. Garg co-founded Wing Ventures, a venture capital firm in June 2013. He has served on the board of directors of Ruckus Wireless, Inc. since August 2002, and FireEye, Inc. from September 2004 to October 2014. Mr. Garg currently serves on the boards of a number of privately held technology companies, including Jasper Wireless, Inc. and Shape Security, Inc., and previously Netscaler Inc. (acquired by Citrix Systems, Inc.). From May 2001 to June 2010, Mr. Garg was a non-managing member at Sequoia Capital, a venture capital firm. He served as a Special Limited Partner at Sequoia Capital from July 2010 to October 2012. Prior to joining Sequoia Capital, Mr. Garg was a founder, board member and Senior Vice President of Product Management at Redback Networks, Inc., a telecommunications equipment company acquired by Ericsson, Inc. in 2007. Prior to Redback Networks, Mr. Garg held various engineering positions at SynOptics Communications, Inc. and Bay Networks, Inc., both computer network equipment vendors. Mr. Garg holds a B.S. and an M.S. in Electrical Engineering and a B.S. in Computer Science, all from Washington University in St. Louis.  Mr. Garg has served on the Company’s Board of Directors for more than eight years.  Accordingly, the Nominating and Corporate Governance Committee believes that Mr. Garg’s long history as a director and  also as an Audit Committee Member provide him with insight into and extensive knowledge of the Company, and also provide the Board with stability and continuity.  Additionally, the Committee is of the opinion that because of his substantial board experience at other public and privately-held companies, as well as his considerable engineering background, Mr. Garg provides the Board and the Audit Committee with strong industry experience.  Furthermore, based on his prior experience as chief executive officer at two privately-held technology companies, Mr. Garg brings to the Board and Audit Committee strong leadership experience and an understanding of how to manage strategic partnerships and alliances.  Mr. Garg is the general partner, managing member or trustee of certain entities or trusts that hold stock in the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE IN CLASS I

CONTINUING DIRECTORS

In addition to the two director nominees, MobileIron has five other directors who will continue in office after the Annual Meeting with terms expiring in 2016 and 2017. The following includes a brief biography of each director composing the remainder of the Board with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the applicable director should serve as a member of our Board.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

TAE HEA NAHM

Mr. Tae Hea Nahm, 55, has served as one of our directors since September 2007 and as our Chairman since April 2014. Mr. Nahm has been a Managing Director of Storm Ventures, a venture capital firm he co-founded, since September 2000. Prior to Storm Ventures, Mr. Nahm was a partner at the law firms of Venture Law Group and Wilson Sonsini Goodrich & Rosati. Mr. Nahm also serves on the board of directors of Marketo, Inc. and several privately held companies, and served on the board of directors of Com2uS Corporation, a South Korean mobile game development company, from 2005 to 2013. Mr. Nahm holds an A.B. in Applied Mathematics from Harvard University and a J.D. from the University of Chicago Law School.  Mr. Nahm serves as the chair of MobileIron’s Compensation Committee and is a member of the Company’s Nominating and Corporate Governance Committee.  He brings to the Board and the committees on which he serves specific expertise in corporate finance, business strategy and corporate development gained from his significant experience in the venture capital industry.  As noted above, Mr. Nahm is the Managing Director of Storm Ventures, which is a stockholder of the Company.  He is also a member of the board of directors of Marketo, which the Company has engaged as a vendor. Mr. Nahm previously served as a board member and stockholder in Averail Corporation, which the Company acquired in April 2014.

AAREF HILALY

Mr. Aaref Hilaly, 43, has served as one of our directors since June 2012. Mr. Hilaly joined Sequoia Capital, a venture capital firm, in April 2012 and has been a Managing Member of Sequoia Capital Operations, LLC since 2015. He currently serves on the board of directors of a number of privately-held companies, including Skyhigh Networks, Inc. and ThousandEyes, Inc. Prior to joining Sequoia Capital, Mr. Hilaly served as Vice President, Engineering at Symantec from June 2011 to April 2012. He was the Chief Executive Officer of Clearwell Systems, Inc. a provider of analytics software for electronic discovery, from April 2005 until Clearwell’s acquisition by Symantec in June 2011. Prior to that, Mr. Hilaly was the founder and Chief Executive Officer of CenterRun, Inc., a pioneer in datacenter automation, which was acquired by Sun Microsystems, Inc. Mr. Hilaly holds an M.B.A. from Harvard Business School, a Masters degree in Economics from McGill University and a B.A. from Oxford University. Mr. Hilaly is a member of MobileIron’s Audit Committee.  The Board believes Mr. Hilaly’s leadership role and experience as chief executive officer at a number of companies, including technology and cloud computing companies, adds strong industry experience and management guidance to the Board.  Mr. Hilaly is a non-managing member of SC XII Management, LLC, an entity associated with Sequoia Capital. Several entities affiliated with Sequoia Capital are stockholders of the Company.

FRANK MARSHALL

Mr. Frank Marshall, 68, has served as one of our directors since December 2007. Mr. Marshall is an early stage technology investor and management consultant, and he has been actively involved in early stage investing with Timark LP and later as General Partner of Big Basin Partners LP since 1997. Mr. Marshall has served on the board of directors of the wireless networking company Aerohive Networks, Inc. since March 2011. Mr. Marshall served on the board of directors of Infoblox Inc., an automated network control company, from March 2004 to December 2013. Mr. Marshall served on the board of directors of PMC-Sierra Inc., a semiconductor company, from April 1996 until February 2012, and served as its lead independent director from May 2005 until February 2012. Mr. Marshall joined the board of directors of Juniper Networks, Inc. in April 2004 in connection with Juniper’s acquisition of Netscreen Technologies, Inc., an integrated network security solutions company, and served as a member of the Juniper board of directors until February 2007. Previously, Mr. Marshall served on the board of directors of Netscreen from December 1997 until April 2004, acting as Chairman of the Board of Netscreen from November 2002 until April 2004. He served as Vice President and then General Manager, Core Business Products unit of Cisco Systems, Inc. from 1992 until 1997. Mr. Marshall holds a B.S. in Electrical Engineering from Carnegie Mellon University and an M.S. in Electrical Engineering from University of California, Irvine.  Mr. Marshall serves as the chair of MobileIron’s Nominating and Corporate Governance Committee and a member of its Compensation Committee.  His experience and expertise with technology companies provides the Board with insight, guidance and leadership.  Mr. Marshall is a limited partner in Sequoia Capital Venture Funds, funds associated with Sequoia Capital. Sequoia Capital is a stockholder of the Company.  Additionally, as noted above, Mr. Marshall is the general partner of Timark, L.P. and Big Basin Partners, L.P., both of which are stockholders in the Company.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

ROBERT TINKER

Mr. Robert Tinker, 45, has served as our President and Chief Executive Officer since January 2008 and has served as a member of our board of directors since January 2008. From March 2005 to January 2008, Mr. Tinker was Director of Marketing and Business Development at Cisco Systems, Inc., leading business development for Cisco Systems’ wireless business units. Before joining Cisco, Mr. Tinker was Vice President of Business Development at Airespace, Inc., a provider of wireless local area networking systems, from August 2002 until Airespace’s acquisition by Cisco in March 2005. Prior to Airespace, Mr. Tinker served as Director of Marketing and Business Development at Vertical Networks, Inc., a provider of integrated communications platforms, from July 1998 to July 2002. Prior to Vertical Networks, Mr. Tinker served as Vice President of Information Technology and Operations at NationsBank Corporation, which was acquired by Bank of America, from July 1992 to August 1996. He holds a B.S. in Systems Engineering from the University of Virginia and an M.B.A. from Stanford University.   As MobileIron’s President and Chief Executive Officer, Mr. Tinker is responsible for overseeing all aspects of our business, including product development and business strategies.  Accordingly, he is able to impart to our Board the business and financial acumen essential for a complete understanding by our Board of MobileIron’s operations, strategies and development plans.

JAMES TOLONEN

Mr. James Tolonen, 65, has served as one of our directors since February 2014. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration functions commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider focused on the videogame market, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC user security and performance software provider, from April 1998 to September 1998, and as a member of its board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen has served on the board of directors of Imperva, Inc., an enterprise data center security company, since July 2012, and served on the board of directors of Blue Coat Systems, Inc. from May 2008 to February 2012, and Taleo Corporation from August 2010 to April 2012. Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant.  Mr. Tolonen chairs MobileIron’s Audit Committee.  He was added to MobileIron’s Board to bolster the Board’s expertise in finance.  Additionally, Mr. Tolonen’s background in accounting, his extensive experience as chief financial officer for a number of publicly held companies, including at several security and software companies, as well as his involvement on numbers audit committees, is instrumental to our Audit Committee and the Board as a whole.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Howard, Mr. Garg, Mr. Nahm, Mr. Hilaly, Mr. Marshall, and Mr. Tolonen.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated, the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.  Mr. Tinker, our President and Chief Executive Officer is not an independent director by virtue of his current employment with MobileIron.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Mr. Nahm, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of the Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of  management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board of Directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to MobileIron its stockholders. While the executive team is responsible for the day-to-day management of risk, one of the Board’s key functions is informed oversight of the Company’s risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight.  Both the Board as a whole and the various standing committees receive periodic reports from the General Counsel, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met twelve times during the last fiscal year.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance

Mr. Matthew Howard		X	X
Mr. Gaurav Garg	X
Mr. Tae Hea Nahm		X*	X
Mr. Aaref Hilaly	X
Mr. Frank Marshall		X	X*
Mr. Robert Tinker
Mr. James Tolonen	X*

Total meetings in fiscal 2014	7	15	1

*                 Committee Chairperson

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist the Board in fulfilling the Board’s oversight responsibilities with respect to (i) the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, and systems of disclosure controls and procedures, as well as the quality and integrity of the Company’s financial statements and reports, (ii) the qualifications, independence and performance of the registered public accounting firm or firms engaged as the Company’s independent auditors for the purpose of preparing or issuing an audit report or performing audit services, (iii) review of any reports or other disclosure required by the applicable rules and regulations of the SEC to be included in the Company’s annual proxy statement and periodic reports and (iv) the performance of the Company’s internal audit function, if any. In order to accomplish these purposes, the Audit Committee performs several functions.  The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent auditor; determines and approves engagements of the independent auditor to perform all proposed audit, review and attest services, as well as non-audit services; monitors the rotation of the partners of the independent auditor on the Company’s audit engagement team, as required under applicable law;  reviews and discusses with management and the Company’s independent auditors the Company’s guidelines and policies with respect to financial risk management and financial risk assessment; confers with management and the Company’s independent auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting and the Company’s disclosure controls and procedures, including any significant deficiencies and significant changes in internal controls; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; considers and approves or disapproves any related party transactions; reviews with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements and annual audit, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Tolonen, Mr. Garg and Mr. Hilaly. The Audit Committee met seven times during the fiscal year.  The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://investors.mobileiron.com/ under “Corporate Governance.”

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual and has determined that all members of the Company’s Audit Committee are super-independent (as super-independence is currently defined in Rule 5605(c)(2)(A)(iii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. Tolonen qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Tolonen’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.  In addition to the Company’s Audit Committee, Mr. Tolonen also serves on the board of directors of Imperva, Inc.  The Board of Directors has determined that this simultaneous service does not impair Mr. Tolonen’s ability to effectively serve on the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company.  The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche the accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Mr. James Tolonen
Mr. Gaurav Garg
Mr. Aaref Hilaly

(1)   The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, other than our Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Nahm, Mr. Howard and Mr. Marshall.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards. In addition, the Board of Directors has also determined that each of members of the Company’s Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.  The Compensation Committee met fifteen times during the fiscal year.  The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investors.mobileiron.com/ under “Corporate Governance.”

The Compensation Committee of the Board of Directors acts on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s compensation policies, plans and programs and determine the compensation to be paid to the Company’s executive officers and directors.  The Compensation Committee reviews, modifies and approves the overall compensation strategy and policies for the Company, including:

•      reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•      evaluating and approving the compensation plans and programs advisable for the Company, as well as evaluating and approving the modification or termination of existing plans and programs;

•                  establishing policies with respect to equity compensation arrangements;

•                  reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for the Company’s executive officers and, as appropriate, other senior management;

•                  approving any loans by the Company to employees; and

•                  reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

In addition, once the Company ceases to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, the Compensation Committee will review with management the Company’s Compensation Discussion and Analysis and consider whether to recommend that it be included in Proxy Statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary, as was the case last year when the Compensation Committee met more frequently during the preparation of the Company’s initial public offering.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the head of Human Resources and the General Counsel.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not be present during voting or deliberations of the Compensation Committee regarding his compensation.  The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the appointment, compensation and oversight of the work of compensation consultants, independent legal counsel or any other advisers engaged for the purpose of advising the Committee.  In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Compensia, Inc., or Compensia, as its compensation consultants.  Compensia was selected because it is a well-known and respected national compensation consulting firm that commonly provides information, recommendations and other executive compensation advice to compensation committees and management.

The Compensation Committee requested that Compensia:

•     evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•     assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Compensia was requested by the Compensation Committee to assist in developing an appropriate group of peer companies to help the Company determine the appropriate level of overall compensation for its directors and executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation the Company offers its our directors and executive officers is competitive and fair. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and management and other employees identified by the Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes.  Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration.  Following an active dialogue with Compensia, the Compensation Committee recommended that the Board of Directors approve the recommendations of Compensia.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer.  The Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of the Company’s Chief Executive Officer and evaluates the Chief Executive Officer’s performance in light of relevant corporate performance gals and objectives.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the Company’s corporate governance functions on behalf of the Board, making recommendations to the Board regarding corporate governance issues, identifying and evaluating candidates to serve as directors of the Company consistent with the criteria approved by the Board and review and evaluate the performance of the Board, serving as a focal point for communication between director candidates, non-committee directors and the Company’s management, selecting or recommending to the Board for selection candidates to the Board, or, to the extent required below, to serve as nominees for director for the annual meeting of shareholders and making other recommendations to the Board regarding affairs relating to the directors of the Company.

The Nominating and Corporate Governance Committee is composed of three directors:  Mr. Marshall, Mr. Howard and Mr. Nahm. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met one time during the fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://investors.mobileiron.com/ under “Corporate Governance.”

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of MobileIron, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, including direct inquiry from the then appointed members of the Board of Directors, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote of those present at a meeting at which a quorum is present.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.  However, the Nominating and Corporate Governance Committee has the power and authority to establish any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.  Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written notice to MobileIron’s Secretary at 415 East Middlefield Road, Mountain View, CA 94043 not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. The written notice must be supplemented on a timely basis as set forth in the Company’s bylaws.  Also as discussed in MobileIron’s bylaws, submissions must set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) as of the date of the notice, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (1) the name and address of each Proponent, as they appear on the corporation’s books, (2) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent, (3) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, (4) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (5) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees, (6) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice, and (7) a description of any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial (a “Derivative Transaction”) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the Board by mailing a comment, concern or question to MobileIron’s Corporate Secretary at 415 East Middlefield Road, Mountain View, CA 94043.  Alternatively, stockholders may also communicate with the Board using the form provided on Company’s website at http://investors.mobileiron.com/contactboard.cfm. Communications are distributed to the Board, or to any individual director as appropriate depending on the facts and circumstances outlined in the communication.  In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that nay communication that is filtered out must be made available to any non-management director upon request. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  The Company believes its responsiveness to stockholder communications to the Board has been excellent.

CODE OF ETHICS

The Company has adopted the MobileIron Code of Business Conduct that applies to all officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors, employees and independent contractors of MobileIron and its subsidiaries.  The Code of Business Conduct is available on the Company’s website at http://investors.mobileiron.com/ under “Corporate Governance.”  If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.  The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders.  The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.  The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on the Company’s website at http://investors.mobileiron.com/ under “Corporate Governance.”

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2010. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the annual meeting and entitled to vote on the matter will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees(1)	$2,291,500	$488,200
Tax Fees(2)	87,218	21,629
All Other Fees	—	—
Total Fees	$2,378,718	$509,829

(1)     “Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Registration Statement on Form S-1 filed with the SEC in connection with our initial public offering, review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)     “Tax Fees” consist of international and domestic tax studies, consulting and planning.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP performed audit services for the Company.  That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information with respect to our executive officers as of April 10, 2015. Biographical information for our President, Chief Executive Officer and Director Mr. Tinker is included above with the Director biographies under the caption “Class III Directors Continuing In Office Until The 2017 Annual Meeting”.

Name:	Age:	Position:

Robert Tinker	45	President, Chief Executive Officer and Director

Todd Ford(1)	48	Chief Financial Officer

Suresh Batchu	43	Chief Technology Officer and Senior Vice President of Technology and Engineering

John Donnelly	48	Senior Vice President of Sales

Laurel Finch	58	Vice President, General Counsel and Secretary

Vittorio Viarengo	49	Vice President of Marketing and Products

(1) Todd Ford has announced his resignation from the Company as Chief Financial Officer. Mr. Ford will continue to act as the Company’s principal financial officer and principal accounting officer through submission of the 10-Q filing no later than May 4, 2015.

TODD FORD

Mr. Todd Ford joined MobileIron in December 2013 as our Chief Financial Officer. From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services to ensure uptime and efficient asset management. From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007. From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (now named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems. Mr. Ford has served on the board of directors of Performant Financial Corporation since October 2011. Mr. Ford holds a B.S. in Accounting from Santa Clara University.

SURESH BATCHU

Mr. Suresh Batchu co-founded MobileIron and currently serves as Chief Technology Officer and Senior Vice President of Technology and Engineering, a role which he has held since 2014. Mr. Batchu has held a variety of other senior engineering positions within MobileIron since our inception. Prior to co-founding MobileIron, from October 2000 until August 2007, Mr. Batchu served in a number of roles at Nortel Corporation, a global provider of communications equipment, most recently as Senior Engineering Director for Nortel’s Alteon Product Portfolio. Mr. Batchu holds a B. Tech in Mechanical Engineering from Sri Venkateswar, University and an M.S. in Computer Science from the University of South Florida.

JOHN DONNELLY

Mr. John Donnelly has served as our Senior Vice President of Sales since December 2013 and previously served as our Vice President of Sales from 2010 until his promotion in December 2013. Prior to joining MobileIron, Mr. Donnelly served as Vice President of DLP (data loss prevention) Sales at Symantec Corporation from December 2007 to January 2010. He joined Symantec in connection with its acquisition of Vontu, Inc., a DLP solutions company, where he served as Vice President of Sales from March 2005 until Symantec’s acquisition in December 2007. Prior to joining Vontu, Mr. Donnelly was Vice President of Sales of manageStar, Inc., a service delivery management software company, from May 2003 until March 2005. Before joining manageStar, Mr. Donnelly was Vice President of Sales at Talking Blocks, Inc., an infrastructure software solution company, from December 2001 until May 2003. Prior to joining Talking Blocks, Mr. Donnelly served as Vice President of West Sales at Kana Communications (now named Kana Software, Inc.), a CRM solution company, from September 1999 until December 2001. Mr. Donnelly holds a B.A. in History and Communications from Boston College.

LAUREL FINCH

Ms. Laurel Finch has served as our Vice President and General Counsel since February 2013 and our Secretary since December 2013. Prior to joining MobileIron, Ms. Finch served as Vice President, General Counsel and Secretary of OPENLANE, Inc., a business-to-business online auction company for used cars, from June 2008 until OPENLANE’s acquisition by KAR Auction Services, Inc., in December 2011. Prior to joining OPENLANE, Ms. Finch was Deputy General Counsel of Visa U.S.A. Inc. from May 2006 until June 2008. Before joining Visa, Ms. Finch was a corporate and securities law partner at Heller Ehrman from October 2003 until May 2006 and Venture Law Group from April 1993 until Venture Law Group’s merger with Heller Ehrman in October 2003 (she was elevated to partner at Venture Law Group in 2000). Ms. Finch holds an A.B. in German Studies from Stanford University, a Masters in International Management from the Thunderbird School of Global Management and a J.D. from Stanford Law School.

VITTORIO VIARENGO

Mr. Vittorio Viarengo has served as our Vice President of Marketing and Products since November 2013 and served as Vice President of Marketing from October 2012 until November 2013. Prior to joining MobileIron, Mr. Viarengo worked at VMware, Inc., a cloud and virtualization company, serving in increasing levels of responsibility from March 2009 through October 2012, most recently as Vice President of Marketing for User Computing. From April 2008 to January 2009, he was head of Product Management at Keas Inc., an application company focused on employee health. Previously, Mr. Viarengo was Vice President of Product Development at the Oracle Fusion Middleware division of Oracle, Inc. from March 2005 until April 2008. Before joining Oracle, Mr. Viarengo worked at BEA Systems, Inc., an enterprise infrastructure software company, from November 2001 until February 2005, most recently as Vice President of Product Management and Strategy. Mr. Viarengo was the Chief Executive Officer and founder of ViVi Software, Inc., a company that created visual tools for object databases, from May 1994 until its acquisition by Object Design Inc. in January 1997. Mr. Viarengo holds a B.A. in Software Engineering from Università degli Studi di Genova, Italy.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 19, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Stockholders:
Norwest Venture Partners X, L.P 525 University Avenue, Suite 800 Palo Alto, CA 94301 (2)	12,322,294	15.9%
Entities affiliated with Storm Ventures 2440 Sand Hill Road, Suite 301 Menlo Park, CA 94025 (3)	12,051,092	15.6%
Entities affiliated with Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 (4)	10,671,647	13.8%
Entities affiliated with Foundation Capital 250 Middlefield Road Menlo Park, CA 94025 (5)	5,477,705	7.1%
Named Executive Officers and Directors:
Robert B. Tinker (6)	2,927,298	3.7%
Vittorio Viarengo (7)	193,175	*
John Donnelly (8)	746,748	1.0%
Gaurav Garg (9)	759,993	1.0%
Aaref Hilaly (10)	—	—
Matthew Howard (11)	12,322,294	15.9%
Frank Marshall (12)	747,912	1.0%
Tae Hea Nahm (13)	12,051,092	15.6%
James Tolonen (14)	33,583	*
All executive officers and directors as a group (12 persons) (15)	31,037,123	38.8%

*                 Less than one percent.

 (1)                              This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 77,258,864 shares outstanding on February 19, 2015 adjusted as required by rules promulgated by the SEC. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 19, 2015 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 19, 2015.

(2)                                 Consists of 12,322,294 shares held by Norwest Ventures Partners X, LP (“NVP X”).  NVP Associates, LLC (“NVP”) is the managing member of Genesis VC Partners X, LLC (“Genesis X”), the general partner of NVP X. Promod Haque, Matthew Howard and Jeffrey Crowe, are co-Chief Executive Officers of NVP, the managing member of Genesis X, which is the general partner of NVP X, and, as such, may be deemed to be beneficial owners and to have shared power to vote and dispose of the shares held by NVP X. With respect to information relating to NVP X, we have relied solely on information supplied by such entity on a Schedule 13G filed with SEC on February 18, 2015.

(3)                                 Consists of (i) 10,571,045 shares held by Storm Ventures Fund III, L.P (“SV III”), (ii) 578,214 shares held by Storm Ventures Affiliates Fund, III, L.P. (“SVA III”), (iii) 327,475 shares held by Storm Ventures Principals Fund III, L.L.C. (“SVP III”), and (iv) 574,358 shares held by Storm Ventures Fund IV, L.L.C. (“SV IV”). Storm Venture Associates III, L.L.C. (“SVA LLC”) is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the shares held by each such fund. Storm Venture Associates IV, L.L.C. (“SVA IV”) is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the shares held by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to be beneficial owners and to have shared power to vote and dispose of the shares held by each of SV III, SVA III, SVP III, and SV IV (collectively with SVA LLC and SVA IV, the “Storm Ventures Entities”). With respect to information relating to the Storm Ventures Entities, we have relied solely on information supplied by such entities on a Schedule 13G filed with SEC on February 13, 2015.

(4)                                 Consists of (i) 8,631,524 shares held by Sequoia Capital XII, L.P. (“SC XII”), (ii) 922,510 shares held by Sequoia Capital XII Principals Fund, LLC (“SC XII PF”), (iii) 761,104 shares held by Sequoia Capital U.S. Growth Fund IV, L.P. (“SCGF IV”), (iv) 322,978 shares held by Sequoia Technology Partners XII, L.P. (“STP XII”) and (v) 33,531 shares held by Sequoia Capital USGF Principals Fund IV, L.P. (“SCGF IV PF”). SC XII Management, LLC (“SC XII LLC”) is the general partner of each of SC XII and STP XII, and the managing member of SC XII PF. The managing members of SC XII Management, LLC are Roelof Botha, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SC XII Management, LLC may be deemed to share beneficial ownership of the shares held by the Sequoia Capital XII Funds. Such individuals expressly disclaim any such beneficial ownership. SC US (TTGP), LTD. is the general partner of SCGF IV Management. L.P., which is the general partner of Sequoia Capital U.S. Growth Fund IV, LP, and Sequoia Capital USGF Principals Fund IV, LP (collectively, the ‘Sequoia Capital GFIV Funds’’). The directors and stockholders of SC US (TTGP), LTD. that exercise voting and investment discretion with respect to the Sequoia Capital GFIV Funds’ investments are Roelof Botha, Scott Carter, Michael Goguen, James Goetz, Douglas Leone and Michael Moritz. With respect to information relating to the entities affiliated with Sequoia Capital, we have relied solely on information supplied by such entities on a Schedule 13G filed with SEC on February 10, 2015.

(5)                                 Consists of (i) 5,417,177 shares held by Foundation Capital VI, L.P. (“FC6”), and (ii) 60,528 shares held by Foundation Capital VI Principals Fund, L.L.C. (“FC6P”). Foundation Capital Management Co. VI, L.L.C. (“FC6M”) is the sole general partner of FC6 and the managing member of FC6P, and, as such, may be deemed to be the beneficial owner and have shared power to vote and dispose of the shares held by each such fund. William B. Elmore, Paul R. Holland, Paul G. Koontz, Charles P. Moldow, Richard A. Redelfs, Michael N. Schuh, Steven P. Vassallo, and Warren M. Weiss are the managing members of FC6M, and, as such, may be deemed to be the beneficial owner and have shared power to vote and dispose of the shares held by each such fund. Each of the managing members of FC6M disclaim beneficial ownership of the aforementioned securities except to the extent of their pecuniary interest therein. With respect to information relating to the entities affiliated with Foundation Capital, we have relied solely on information supplied by such entities on a Schedule 13G filed with SEC on February 9, 2015.

(6)                                 Consists of (i) 2,000 shares held by Mr. Tinker, (ii) 1,347,127 shares held by The Robert B. Tinker Trust under agreement dated July 30, 2012, of which Mr. Tinker is the trustee, (iii) 100,000 shares held by The Robert B. Tinker 2014 Grantor Retained Annuity Trust under agreement dated May 29, 2014, of which Mr. Tinker is the trustee, (iv) 100,000 shares held by The Christine M. Hery 2014 Grantor Retained Annuity Trust under agreement dated July 30, 2014, of which Mr. Tinker’s spouse is the trustee, (v) 30,000 shares held by The MJ 2014 Grantor Retained Annuity Trust under agreement dated May 29, 2014, of which Mr. Tinker is the trustee, and (vi) 1,348,171 shares issuable pursuant to stock options exercisable within 60 days after February 19, 2015.  Accordingly, Mr. Tinker is deemed to be a beneficial owner and to have shared power to vote and dispose of the shares held by each such trust.

(7)                                 Consists of (i) 2,000 shares held and (ii) 191,175 issuable to Mr. Viarengo pursuant to stock options exercisable within 60 days after February 19, 2015.

(8)                                 Consists of (i) 148,886 shares held and (ii) 597,862 shares issuable to Mr. Donnelly pursuant to stock options exercisable within 60 days after February 19, 2015.

(9)                                 Consists of (i) 309,181 shares held by Gaurav Garg and Komal Shah Trust U/T/A Dated April 27, 2000, of which Mr. Garg is a co-trustee, (ii) 14,208 shares held by The 2010 Garg/Shah GRAT Number Eleven U/T/A 06/04/10 of which Mr. Garg is a co-trustee, (iii) 14,208 shares held by The 2010 Garg/Shah GRAT Number Twelve U/T/A 06/04/10, of which Mr. Garg is a co-trustee, and (iv) 422,396 shares held by Hilltop Family Partners LP, of which Mr. Garg and his spouse are general partners.  Accordingly, Mr. Garg is deemed to be a beneficial owner and to have shared power to vote and dispose of the shares held by each such entity.

(10)                          Excludes shares listed in footnote (4) above, which are held by the Sequoia Capital entities. Mr. Hilaly, one of our directors, is a non-managing member of SC XII Management, LLC, and does not share voting or dispositive power with respect to the shares held by the Sequoia Capital entities.  Accordingly, Mr. Hilaly is not deemed to be a beneficial owner of the shares held by the Sequoia Capital entities.

(11)                          Consists of shares listed in footnote (2) above, which are held by Norwest Venture Partners X, LP. Mr. Howard, one of our directors, is a member of Genesis VC Partners X, LLC, and, as such, may be deemed to be the beneficial owner and to have shared power to vote and dispose of the shares held by Norwest Venture Partners X, LP.

(12)                          Consists of (i) 727,822 shares held by Big Basin Partners, LP, and (ii) 20,090 shares held by Timark, L.P. Mr. Marshall, one of our directors, is the general partner of Big Basin Partners, L.P. and Timark, L.P., and, as such, may be deemed to be the beneficial owner and to have shared power to vote and dispose of the shares held by each such entity.

(13)                          Consists of shares listed in footnote (3) above, which are held by the Storm Ventures entities. Mr. Nahm, one of our directors, is a managing member of Storm Venture Associates III, L.L.C. and Storm Ventures Associates IV, L.L.C., and, as such, may be deemed to be the beneficial owner and to have shared power to vote and dispose of the shares held by the Storm Ventures Entities.

(14)                          Consists of 33,583 shares issuable pursuant to stock options exercisable within 60 days after February 19, 2015.

(15)                          Includes 2,551,752 shares subject to options exercisable within 60 days after February 19, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that Mr. Nahm inadvertently and erroneous included an additional 770,138 shares in his original Form 3 and subsequent Form 4 filing, for which an amended Form 3 was subsequently filed to correct the number of shares.

EXECUTIVE COMPENSATION

Our named executive officers (the “NEOs”) for the fiscal year ended December 31, 2014, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

•                  Robert Tinker, President and Chief Executive Officer;

•                  John Donnelly, Senior Vice President of Sales; and

•                  Vittorio Viarengo, Vice President of Marketing and Products.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the fiscal years ended December 31, 2014 and December 31, 2013.

SUMMARY COMPENSATION TABLE FOR FISCAL 2014

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Robert Tinker, President and Chief Executive Officer	2014	292,500	1,079,713	100,000	(3)	17,319	1,489,532
	2013	270,000	—	13,500	(4)	15,758	299,258
John Donnelly, Senior Vice President of Sales	2014	300,000	—	611,438	(5)	18,337	929,775
	2013	207,500	979,496	456,067	(6)	15,777	1,658,840
Vittorio Viarengo, Vice President of Marketing and Products	2014	248,000	447,209	66,000	(7)	18,349	779,558
	2013	218,449	—	11,000	(8)	15,777	245,226

(1)   Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in the respective fiscal year, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)   Amounts disclosed under “All Other Compensation” consist of (i) the contributions we made on behalf of the NEOs in lieu of participation in our medical benefits program; (ii) employer paid premiums for life insurance coverage and (iii) travel expenses.

(3)   Amounts represent performance bonus amounts earned in 2014 pursuant to the 2014 Cash Incentive Plan. The 2014 performance bonus paid to our Chief Executive Officer was based upon 25% of on-target earnings to be paid in proportion to the Company’s achievement of certain performance goals.

(4)   Represents a bonus paid to our Chief Executive Officer based upon achievement of certain performance goals for our company.

(5)   Represents sales commissions earned by Mr. Donnelly during 2014 and performance bonus amounts earned in 2014 pursuant to the 2014 Senior Vice President, Sales, Territory and Quota Assignment Plan.

(6)   Represents sales commissions earned by Mr. Donnelly during 2013 on an accrual basis of reporting for fiscal year 2013.

(7)   Amounts represent performance bonus amounts earned in 2014 pursuant to the 2014 Cash Incentive Plan. The 2014 performance bonus paid to our Vice President of Marketing and Products was based upon 21% of on-target earnings to be paid in proportion to the Company’s achievement of certain performance goals.

(8)   Represents a bonus paid to our Vice President of Marketing and Products based upon achievement of certain performance goals for our company.

Narrative to Summary Compensation Table

Employment agreements

We have entered into agreements with each of our NEOs in connection with their employment with us. With the oversight and approval of our Board, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, Robert B. Tinker, with the exception of his own employment agreement. These agreements provided for “at will” employment and set forth the terms and conditions of employment of each Named Executive Officer, including base salary, eligibility to participate in the Company’s bonus programs, if any when applicable, standard employee benefit plan participation, initial stock option grant and vesting provisions with respect to the initial stock option grant. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement and a background check. Each of these employment agreements also provided for certain potential payments and acceleration of equity upon termination or termination in connection with a change in control of the Company that were subsequently superseded by the Company’s Severance Benefit Plan as described below, see the section titled “Executive Compensation—Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control.”

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation consists of cash bonuses paid to our Named Executive Officers in 2015 and 2014, respectively, based on the achievement of performance goals during 2014 and 2013, as applicable. Whether a Named Executive Officer earns his target bonus, or any portion thereof, is determined by the Board, upon recommendation by the Compensation Committee of the Board, based upon its assessment of performance against the performance goals for the applicable calendar year. These cash bonuses were paid within the first half of the calendar year based on the prior year’s performance.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance Benefit Plan

On April 28, 2015, upon the recommendation of the Compensation Committee, the Board adopted a Severance Benefit Plan (the “Severance Plan”), pursuant to which selected current and future employees, including our NEOs, will be eligible for severance benefits under certain circumstances. The Severance Plan supersedes any severance benefits that a participant would have been entitled to under any pre-existing agreement between the individual and the Company. Unless terminated sooner, the Severance Plan will automatically terminate on the third annual anniversary of its adoption.

The actual amounts that would be paid or distributed to an eligible NEO as a result of a termination of employment occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock. Although the Company has entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, the Company, or an acquirer, may mutually agree with the NEOs to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, each NEO would also be able to exercise any previously-vested stock options that he or she held, in accordance with the terms of those grants and the respective plans pursuant to which they were granted. Finally, the NEOs are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

To receive any of the severance benefits under these agreements, the NEO would be required to execute a release of claims against the Company within forty-five (45) days of the qualifying termination and comply with confidentiality and non-disparagement provisions.

Severance Absent a Change in Control

Under the Severance Plan, if a participating individual is involuntarily terminated without cause, absent a Change In Control (as defined in the Severance Plan), then he or she will be entitled to receive (a) cash severance in in accordance with the Company’s standard payroll practices and subject to standard payroll deductions and withholdings equal to his or her monthly base salary multiplied by the number of months in his or her participation notice under the Severance Plan, and (b) continuation of his or her current health insurance coverage, or payment of the premiums for such coverage, for up to the number of months specified in his or her participation notice. Each NEO is eligible to receive the following payments and benefits:

•      in the case of Mr. Tinker, annual base salary for 12 months from the date of termination;

•      in the case of Messrs. Donnelly and Viarengo, annual base salary for 6 months from the date of termination; and

•      health insurance premiums under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent such COBRA premiums exceed the costs previously paid by the NEO for group health insurance coverage while employed by us, until the earlier of (i) six months (12 months in the case of Mr. Tinker) after termination, or (ii) such time as the NEO is eligible for health insurance coverage with a subsequent employer.

Severance in Connection with a Change in Control

In the case of a Change In Control Termination (as defined in the Severance Plan), if a participating individual is terminated without cause or constructively terminated, either during the three months before or in the year after a change in control, then he or she will be entitled to receive (a) cash severance in accordance with the Company’s standard payroll practices and subject to standard payroll deductions and withholdings equal to his or her monthly base salary multiplied by the number of months specified in his or her participation notice under the Severance Plan, (b) continuation of his or her current health insurance coverage, or payment of the premiums for such coverage, for up to the number of months specified in his or her participation notice under the Severance Plan, and (c) accelerated vesting of then outstanding compensatory equity awards as to the percentage of unvested shares per equity award specified in his or her participation notice. Each NEO is eligible to receive the following payments and benefits:

•      annual base salary for 12 months from the change in control;

•      full acceleration of vesting of any outstanding shares of common stock, stock options to purchase common stock or restricted stock units granted to such NEO, which as of February 19, 2015 would have a value of $3,983,087 for Mr. Tinker, $2,037,159 for Mr. Donnelly and $1,718,226 for Mr. Viarengo; and

•      health insurance premiums under our group health insurance plans as provided under COBRA, to the extent such COBRA premiums exceed the costs previously paid by the NEO for group health insurance coverage while employed by us, until the earlier of (i) 12 months after a change in control, or (ii) such time as the NEO is eligible for health insurance coverage with a subsequent employer.

Payment of any severance benefits is conditioned on the timely execution of a general release of claims in favor of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for our NEOs.

Outstanding Equity Awards at December 31, 2014

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert Tinker	682,916	(1)	0	0.546	12/14/20
	584,438	(1)	382,909	3.696	07/25/22
	13,571	(2)	257,857	7.168	03/27/24
John Donnelly	375,087	(1)	0	0.238	01/19/20
	33,787	(1)	0	0.546	12/14/20
	86,309	(1)	56,548	3.696	07/25/22
	68,750	(1)	231,250	4.55	12/13/23
Vittorio Viarengo	164,434	(1)	139,137	3.696	10/24/22
	5,179	(3)	98,392	5.768	02/26/24

(1)                                 The shares subject to the stock option vest over a four-year period with 25% vesting after one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months.

(2)                                 2.5% of the shares subject to the stock option vest at the end of each three-month period during the first year following the vesting commencement date, 5.0% of the shares subject to the stock option vest at the end of each three-month period during the second year following the vesting commencement date, 7.5% of the shares subject to the stock option vest at the end of each three-month period during the third year following the vesting commencement date, and 10.0% of the shares subject to the stock option vest at the end of each three-month period during the fourth year following the vesting commencement date, subject to Mr. Tinker’s continued service.

(3)                                 0.83% of the shares subject to the stock option vest at the end of each month during the first year following the vesting commencement date, 1.67% of the shares subject to the stock option vest at the end of each month during the second year following the vesting commencement date, 2.5% of the shares subject to the stock option vest at the end of each month during the third year following the vesting commencement date, and 3.33% of the shares subject to the stock option vest at the end of each month during the fourth year following the vesting commencement date, subject to Mr. Viarengo’s continued service.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2014

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)(4)
Matthew Howard	18,500	70,066	88,566

Gaurav Garg	15,500	70,066	85,566

Tae Hea Nahm	20,500	70,066	90,566

Aaref Hilaly	15,500	70,066	85,566

Frank Marshall	20,500	70,066	90,566

James Tolonen(5)	17,500	478,209	495,709

(1)

Mr. Robert Tinker is also a member of MobileIron’s Board of Directors, however, as an executive officer of the Company, he does not receive any additional compensation for the services he provides as a director. For information on Mr. Tinker’s compensation, please refer to “Executive Compensation” in this Proxy Statement.

(2)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	As of December 31, 2014, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	Stock Options
Matthew Howard	19,285

Gaurav Garg	19,285

Tae Hea Nahm	19,285

Aaref Hilaly	19,285

Frank Marshall	19,285

James Tolonen	114,112

(4)	The dollar values in this column for each director represent the sum of all compensation referenced in the preceding columns.

(5)	Mr. Tolonen joined our Board in February 2014.

Director Compensation

In April 2014, our Board of Directors, upon the recommendation of our compensation committee, approved a policy for the compensation of our non-employee directors. Our non-employee directors will receive compensation in the form of equity and cash, as described below:

Equity Compensation for Current Directors

On the date of each annual meeting of stockholders, each current non-employee director will be granted an option to purchase shares of common stock having a grant date fair value equal to $125,000 computed in accordance with FASB ASC Topic 718, which we refer to as the Annual Grant. All of the shares underlying an Annual Grant will vest upon the earlier of (i) the next year’s annual meeting of stockholders or (ii) one year from grant, subject to continued service on the vesting date. In the event of a change in control, any unvested portion of the shares underlying an Annual Grant will fully vest and become exercisable immediately prior to the effective time of such change in control.

Equity Compensation for Future Directors

Newly-elected directors will be granted an option to purchase 46,428 shares of common stock, which we refer to as the Initial Grant. The shares underlying the Initial Grant will vest in a series of three equal annual installments on each anniversary of the date of grant, subject to continued service on each vesting date. In the event of a change in control, any unvested portion of the shares underlying an Initial Grant will fully vest and become exercisable immediately prior to the effective time of the change in control. Each director elected will be granted Annual Grants commencing on the date of the third annual meeting following the director’s election.

Cash Compensation

Each non-employee director will receive an annual fee of $25,000 in cash for serving on our Board of Directors. The chairman and other members of the three standing committees of our Board of Directors will be entitled to the following additional annual cash fees:

Board Committee	Chairman Fee	Other Member Fee

Audit Committee	$10,000	$6,000

Compensation Committee	$10,000	$6,000

Nominating and Corporate Governance Committee	$10,000	$6,000

All fees in cash will be payable in equal quarterly installments, payable in arrears.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2014.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders(2)	16,914,357(3)	$4.15(4)	9,463,586(5)(6)

(1)

All of our equity compensation plans have been approved by our stockholders. The equity compensation plans are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Includes securities issuable under our 2008 Stock Plan, 2014 Plan and 2014 Employee Stock Purchase Plan (“2014 ESPP”).

(3)	As of December 31, 2014, there were 16,435,568 shares of common stock subject to outstanding stock options and 478,789 restricted stock units under the 2014 Plan.

(4)	The weighted-average exercise price of outstanding stock options was $4.15. Restricted stock units are at no cost to employees.

(5)

The reserve for shares available under the 2014 Plan and the 2014 ESPP will automatically increase on January 1st each year, beginning in 2015, by an amount equal to 5 percent and 1 percent, respectively, of the total number of outstanding shares of our common stock on December 31st of the preceding fiscal year. Shares subject to stock awards granted under our 2014 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2014 Plan. Additionally, shares issued pursuant to stock awards under our 2014 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under our 2014 Plan.

(6)	Includes 7,392,158 and 2,071,428 shares of common stock available for issuance under the 2014 Plan and the 2014 ESPP, respectively, as of December 31, 2014.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS & SEC COMPLIANCE POLICY

In 2014, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions” by the Audit Committee of the Board.  For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to the Company as an employee, director or consultant is not considered a Related-Person Transaction by this policy.  A related person is any executive officer, director, director nominee or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our Related-Person Transaction Policy.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than compensation arrangements,  since January 1, 2013 there are no transactions to which the Company’s directors or NEOs were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this Proxy Statement.

Investor Rights Agreement

We are party to an investor rights agreement that provides holders of our common stock issued upon conversion of convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Voting agreement

Prior to our initial public offering, or IPO, we were party to a voting agreement under which certain holders of our capital stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, have agreed to vote in a certain way on certain matters, including with respect to the election of directors. The voting agreement terminated upon our IPO and none of our stockholders have any special rights regarding the election or designation of members of our Board of Directors.

Right of first refusal and co-sale agreement

Prior to our IPO, we were party to a right of first refusal and co-sale agreement with holders of our convertible preferred stock and our founders, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, pursuant to which the holders of convertible preferred stock have a right of first refusal and co-sale in respect of certain sales of securities by our founders. The right of first refusal and co-sale agreement terminated upon our IPO.

Indemnification Agreements

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Change in Control Arrangements

We have entered into severance arrangements with each of our executive officers under a Severance Benefit Plan. For more information regarding these agreements, see the section titled “Executive Compensation—Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are MobileIron, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or MobileIron, Inc. Direct your written request to Investor Relations, MobileIron, Inc., 415 East Middlefield Road, Mountain View, CA 94043 or contact Sam Wilson, Investor Relations at (650) 282-7619. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Laurel Finch

Laurel Finch
Vice President, General Counsel and Secretary

April 30, 2015

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, MobileIron, Inc., 415 East Middlefield Road, Mountain View, CA 94043.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MOBILEIRON, INC. 415 EAST MIDDLEFIELD ROAD MOUNTAIN VIEW, CA 94043 M93344-P63923 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. MOBILEIRON, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Gaurav Garg 02) Matthew Howard The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 2. To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015. NOTE: The Board of Directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting. If any other matters are properly brought before the 2015 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Stockholder Letter are available at www.proxyvote.com. M93345-P63923 MOBILEIRON, INC. Annual Meeting of Stockholders June 25, 2015 10:00 AM (PDT) This proxy is solicited by the Board of Directors The stockholders hereby appoint Laurel Finch, as proxy, with the power to appoint her substitute, and hereby authorize her to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MOBILEIRON, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 25, 2015, at 3277 Miranda Avenue, Palo Alto, CA 94304, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations to vote FOR each of the nominees listed in Proposal No. 1 and FOR Proposal No. 2. Continued and to be signed on reverse side